Exhibit 99.2

Second Quarter 2003 Results – Supplemental Information

Note: A full version of the restated revenue and pretax income numbers can be found at http://www.slb.com/ir

Q1)	What was Oilfield Services after-tax Return on Sales (ROS), including WesternGeco, for the quarter?

Oilfield Services after-tax ROS, including WesternGeco, in the second quarter 2003 was 12.0% compared to 10.3% in the first quarter 2003.

Q2)	What is the current size of the WesternGeco multiclient library?

The net book value of the multiclient library as of June 30, 2003 was $977 million. The amount capitalized during Q2 2003 was $43 million, primarily in North America.

Q3)	What were multiclient sales in the quarter and what was the cost of sales?

Multiclient revenues were $87 million during the quarter (down from $108 million in Q1 2003 and essentially flat compared to the same period last year) including $37 million of surveys with zero book value.

Q4)	In what way is Q-Marine applicable for 4D projects?

4D projects with conventional technology have typically needed quite a long period between each repeated survey in order for the difference in signal from production to be greater than the noise from the differences between the two surveys. By dramatically improving repeatability, Q reduces the interval needed between surveys, enabling corrective action to be taken by the operator much faster. For example WesternGeco has just completed the first Q-on-Q repeat 4D, with less than two years between these surveys.

Q5)	What is the utilization ratio for SchlumbergerSema?

For the six months 2003:

•	Consulting: 67%
•	Systems integration: 80%

Q6)	What was the Q2 effective tax rate and what is the ETR guidance for 2003?

The effective tax rate for the second quarter, excluding the debt extinguishment costs, which were not tax affected, was 22% compared to 33% in the first quarter of 2003. The decrease was primarily due to country mix of pretax results in WesternGeco and Oilfield Services. It is estimated that the effective tax rate, excluding charges, will be in the upper 20’s in 2003.

Q7)	Why did Net Debt† decrease in Q2?

Net debt decreased $160 million in the quarter which included the proceeds from the sale of Grant Prideco stock ($106 million) and seasonal proceeds related to the employee stock plans ($97 million). There was an adverse non-cash currency translation effect of $241 million in the quarter mainly due to the weakening of the US dollar against the Euro and British Pound. June 30, 2003 net debt† was $5,158 million.

†(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity. In past quarters we referred to ‘liquidity’ that was defined as the reverse; cash, short-term investments and fixed income investments held to maturity, less debt.)

Q8)	Could you describe your recent re-financing of debt?

Our European subsidiaries had bond financing denominated in Euros and British Pounds which given their earnings profile was expensive on an after tax basis. Our goal was to replace them in part by a convertible issue.

On June 4, we issued $1.425 billion of convertibles (including a green shoe option) in two tranches:

•	$975 million at 1.5% and $72.33 conversion price with a call and put in five years
•	$450 million at 2.125% with a conversion price of $80 with a call and put in seven years

Between June 12 and July 22, we launched and concluded a tender offer on three of our outstanding European bonds. We bought back $1.3 billion of principal of these bonds for a total cost of $1.5 billion, which includes the premium, and issuing and tender costs. The total charge on the tender was $168 million, of which $81 million was recorded in the second quarter with the balance to be recorded in the third quarter of this year. The interest saving generated by this re-financing is estimated at $46 million per annum. The net present value of this re-financing is estimated to be approximately $60 million. Given the date of the first put of the convertibles and the maturities of the bonds repurchased, Schlumberger overall debt maturities remained more or less unchanged.

Issue	Amount Millions	Coupon	%bought back	Principal repurchased $ million	Cost incl premium $ million
SSA ‘08	€850	5.250%	68%	658	731
SSA ‘11	€500	5.875%	48%	275	314
SPLC ‘08	£250	6.250%	93%	386	423
				1,319	1,468

Q9)	Why did gross debt increase to $8.7 billion?

This is a temporary increase due to the fact that the proceeds of the convertible bonds issued in June could not be used immediately for the buy back of bonds in Europe. With the tender for these bonds closed and settled in full on July 22, the gross debt will decrease to $7.4 billion. Similarly, cash and short-term investments were temporarily higher.

Q10)	Where do you stand on your divestitures plan?

We have contracts for the sale of our NPTest division as well as for our Electricity Metering business in North America for a total proceeds of $475 million. We sold another of our remaining drilling rigs in July and expect to finalize the sale of the last one in August. We have filed for the sale of our Hanover Compressor Note. Overall, we expect to generate over $700 million of proceeds from this plan between now and year end.

Q11)	What is the current status of the Hanover Compressor PIGAP II put option?

In May, we entered into an agreement with Hanover Compressor (HC) in which they agreed to terminate their put option and retain their interest in the PIGAP JV. At the same time, HC modified the terms of the $58 million contingent obligation associated with the PIGAP JV by issuing to us a $58 million 6% interest, non-recourse note to be repaid out of distributions from the JV. Also in May, we agreed with HC to transform their current $173 million subordinated note into a $262 million zero coupon subordinated note due March 31, 2007 accruing interest at 11%. HC has filed a shelf registration statement to register the note on our behalf, which is the first step in enabling us to publicly sell the note if and when market conditions are favorable.

Q12)	What is the net debt objective for Schlumberger?

Management expects to achieve its goal of reducing the company’s net debt to approximately $4 billion by year-end 2003 from cash flow from operations coupled with the continuation of the divestiture program.

Q13)	Interest income and expense changes?

Interest income of $13.3 million decreased $0.9 million sequentially and $6.5 million compared to same quarter last year. Average return decreased from 3.3% last quarter to 2.4% and from 4.4% last year. Average investment balance of $2.1 billion was up $492 million sequentially and $370 million compared to the same quarter last year due to the proceeds from the convertible debenture offering in June 2003.

Interest expense of $92.3 million decreased $0.6 million sequentially and $4.1 million from the same quarter last year. Average borrowing rates of 4.8% decreased from 5.2% last quarter and 4.9% last year. Average debt balance of $7.5 billion increased $383 million sequentially, due to the proceeds from the convertible debenture offering in June 2003, and decreased $154 million compared to the same quarter last year.

Q14)	What is the difference between OFS pretax income and the sum of the business Areas?

The difference of approximately $17 million comes from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations.

Q15)	What is the difference between the SchlumbergerSema pretax income and the business Areas?

The difference of about $11 million is due to SchlumbergerSema headquarters’ costs that are not allocated to the Areas and the results of Major Events, Business Continuity and Telecom Products.

Q16)	What is the difference between Schlumberger pretax income and the pretax income of the business segments, including income from ‘Other’ activities?

Major items include corporate headquarters expenses, interest expense and income, interest on post-retirement benefits, amortization of identifiable intangibles, currency exchange gains and losses, and debt extinguishment costs.

Q17)	What is the Schlumberger position regarding the expensing of stock options to employees?

The company has two stock compensation plans – stock option awards and an employee stock purchase plan. The company discloses in its annual report to shareholders the effect on net income and earnings per share had the plans been expensed under a Black-Scholes option-pricing model. The effect in 2002 was $156 million ($0.27 per share). The company will record stock option expense in the income statement beginning in the second half of 2003, on a prospective basis for grants after January 1, 2003. The effect on the entire year 2003 net income and earnings per share will be insignificant.

Q18)	What is the current position on funding the company pension plans?

The material defined benefit plans include plans in the USA and the United Kingdom. Each of these plans is under-funded on an actuarial basis as a result of lower interest rates and poor financial market performance. The company will increase its funding of the plans over the next few years unless there is a meaningful recovery in the markets and/or interest rates rise. This increased funding has been included into the net debt reduction plan as discussed in question 12.

In accordance with FASB #87, the company has recorded a cumulative increase in the pension liability of $278 million at June 30, 2003, compared to $413 million at March 31, 2003. At quarter’s end the total pension liability was equal to the minimum liability. The offset has been recorded in Other Comprehensive Income. The minimum liability represents the difference between the Accumulated Benefit Obligation (present value of benefits earned to date) and the plan assets plus the balance sheet accrual at June 30, 2003.

Q19)	What is the present guidance on full year 2003?
•	Capex: $1.1 billion
•	Multiclient: $180 million
•	Depreciation and amortization: $1.4 billion excluding multiclient

Q20)	How does Schlumberger calculate Return on Capital Employed (ROCE)?

ROCE is computed as: [Net income from continuing operations excluding charges + Minority Interest + Interest Expense – Interest Income – Tax benefit on interest expense] divided by [Stockholders’ Equity + Net Debt + Minority Interest].

Q21)	What was Schlumberger’s annualized ROCE run-rate for the quarter?

Annualized ROCE in the second quarter 2003 was 9.9% compared to 7.3% in the first quarter. The increase in the quarter reflected the higher return.

# # #

This question and answer document, the second quarter 2003 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex, multi-client and depreciation and amortization expenditures, the funding of pension plans and related pension expense, the likelihood of and benefits to be derived from divestitures, conditions in the oilfield service business, including activity levels during 2003, production increases in non-OPEC areas, issues affecting the seismic industry, including sales pertaining to Q technology, continued deepwater drilling activity, benefits from contract awards, future results of operations, pricing, future effective tax rates, the realization of cost reduction and savings in SchlumbergerSema and expectations regarding the future business and performance of SchlumbergerSema. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy, changes in exploration and production spending by major oil companies, including our expectations for renewed growth in gas drilling and improvement in rigless gas pressure pumping activities in NAM; recovery of activity levels, improved pricing and realization of cost reduction and cost savings targets associated with the seismic business, Q seismic technology contracts; continuing customer commitment to certain key oilfield projects, general economic and business conditions in key regions of the world, including Argentina and political and economic uncertainty in Venezuela, Nigeria and further socio-political unrest in the Persian Gulf and/or Asia, changes in business strategy for SchlumbergerSema businesses including the expected growth of Schlumberger IT Consulting and Systems Integration Services and Network and Infrastructure Solutions in the global energy sector, continuing customer commitment to key long-term services and solutions contracts in our SchlumbergerSema businesses; a reversal of the weak IT environment and an increase in IT spending; the extent and timing of a recovery in the telecommunications industry; continued growth in the demand for smart cards and related products and in e-Government systems integration efforts in Western Europe; the impact of SARS; Schlumberger ability to meet its identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures, the adoption and effect of new accounting standards, potential contributions to pension plans and other factors detailed in our second quarter 2003 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.